INSIGHT FOR IMMEDIATE RELEASE	Nasdaq: NSIT

Insight Enterprises, Inc. Appoints Two New Members to Board of Directors
Kathleen Pushor and CEO Richard Fennessy Appointed to the Board

TEMPE, Ariz., September 26, 2005 – Insight Enterprises Inc. (Nasdaq: NSIT) (“Insight”) announced today the appointment of Kathleen S. Pushor and Richard A. Fennessy to the Board of Directors on September 23, 2005.

Kathleen Pushor, who presently serves as Chief Executive Officer of the Arizona Lottery, is a seasoned executive with established contacts and expertise in marketing and the distribution of information technology-related products. Earlier in her career, she served as Chief Marketing Officer for MicroAge, Inc., a Fortune 500 company with 1998 revenues in excess of $5 billion. In addition to previously serving on the Board of Directors for Zones, Inc. and Zanova, Pushor is co-author of Into the Boardroom, a book introducing senior executives to the basics of corporate governance and the process by which new members are seated. Pushor will serve on two Board committees, the Audit Committee and the Nominating and Corporate Governance Committee.

Fennessy joined Insight as the Chief Executive Officer in November of 2004. In connection with Fennessy’s appointment as Chief Executive Officer, Insight agreed to appoint Fennessy to the Board upon the appointment of an additional independent director. The role of Chairman of the Board, held by Timothy A. Crown, will continue to be independent of the Chief Executive Officer.

“We are please to welcome two very experienced and qualified individuals to our Board. Pushor brings to the Board expanded expertise in the industry as well as a strong background in marketing and corporate governance and Fennessy provides the Board with the CEO’s vision and perspective,” said Timothy A. Crown, Insight’s co-founder and Chairman of the Board.

The addition of Pushor and Fennessy to the Board increases the number of board members to nine, the majority of which are independent. Inside board members include: Timothy A. Crown – Chairman of the Board; Eric J. Crown – Chairman Emeritus; Stanley Laybourne – Chief Financial Officer, Executive Vice President, Treasurer and Secretary; and Richard A. Fennessy – Chief Executive Officer. The independent board members are: Larry A. Gunning; Robertson C. Jones; Michael M. Fisher; Bennett Dorrance; and Kathleen S. Pushor.

About Insight
Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The company’s offerings include brand name computing products, advanced IT services and outsourcing of business processes. Major brands recognized by clients are “Insight” and related Insight-branded subsidiaries, and “Direct Alliance Corporation.” The company has approximately 4,000 teammates worldwide and generated sales of $3.1 billion for its most recent fiscal year, which ended December 31, 2004. Insight Enterprises, Inc. is ranked number 552 on Fortune Magazine’s 2005 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:

Stanley Laybourne Executive Vice President,
Chief Financial Officer, Secretary and Treasurer Tel. 480-350-1142
Email slaybour@insight.com

Karen McGinnis
Senior Vice President- Finance
Tel. 480-333-3074
Email kmcginni@insight.com

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Insight Enterprises, Inc. 1305 West Auto Drive Tempe, Arizona 480-333-3001 FAX 480-333-3330